EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Reports First Quarter 2015
Net Income of $497,000

  Commercial Lending Growth Continued Through the First Quarter
Strong Seasonal Deposit Inflows

Oswego, N.Y. — May 4, 2015 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced first quarter 2015 net income available to common shareholders of $497,000 or $0.12 per diluted share, compared to net income of $489,000, or $0.12 per diluted share, for the first quarter of 2014. First quarter 2015 revenue (net interest income and total noninterest income) grew $522,000, or 10.8%, compared to first quarter 2014.

First Quarter 2015 Performance Highlights
•	12.0% growth in net interest income – to $4.5 million – compared with first quarter 2014
•	Total loan growth of 12.2% to $390.6 million, up from $348.1 million for first quarter 2014
•	Total deposits at March 31, 2015 of $483.2 million were up $32.9 million, or 8.3%, from March 31, 2014, primarily due to seasonal inflows into municipal accounts
•	The ratio for average interest-earning assets to average interest-earning liabilities improved to 121.86% compared to 115.74% for the prior year quarter
•	Nonperforming loans to period end loans declined to 1.55% as compared to 2.01% for the first quarter of 2014. Asset quality metrics continue to be stable.
"We continued to execute on our strategic priorities in the first quarter of 2015, with a focus on productive deployment of a significant portion of the capital raised near the end of 2014," said Thomas W. Schneider, President and Chief Executive Office. "Our strong Central New York brand and market presence within our service area helped to drive both loan and deposit growth in the first quarter. Substantive growth in interest-earning assets partially offset margin compression which continues to be an industry-wide challenge. Our very strong capital position enables us to react quickly to opportunities to support the under-served small business markets, as well as customers who have been disenfranchised as a result of market consolidation. We believe that 2015 will offer continued opportunity for commercial real estate and commercial business lending growth within our existing footprint, consistent with our safe and sound underwriting practices."

Income Statement

First quarter 2015 net interest income increased $483,000, or 12.0%, to $4.5 million compared to the first quarter of 2014.  The improvement in net interest income was due principally to the $371,000 increase in interest income resulting from growth in average interest-earning assets of $73.4 million compared to the prior year quarter. Average loan growth of $43.6 million, or 12.6%, comprised primarily of commercial real estate, commercial and residential mortgage loans and a $24.9 million, or 25.8%, increase in the average balance of taxable investment securities drove the increase in interest earning-assets, which more than offset a 26 basis point decrease in the average yield on interest-earning assets. Also contributing to the improvement in net interest income for first quarter 2015 was a $112,000 decrease in interest expense compared to the prior year quarter. Lower interest expense was due principally to the 32 basis point decrease in average rates paid on time deposits compared to first quarter 2014, and lower interest rates for borrowings which decreased by 65 basis points. The lower rates more than offset a $39.6 million increase in the average balance for interest-bearing liabilities compared to first quarter 2014.

Net interest margin for the three months ended March 31, 2015, was 3.28% a 10 basis point decline compared to first quarter 2014, and a 16 basis point decrease from fourth quarter 2014. The decrease in the net interest margin compared to first quarter 2014 was primarily a result of the 18 basis point reduction in the yield on average loans, partially offset by the lower rates paid on time deposits and borrowings as described above. Also affecting the net interest margin was the Company's decision to keep a substantial portion of its investment portfolio, including the recently acquired securities used as collateral for the growing municipal deposit base, in short duration obligations in preparation for a future increase in long-term interest rates.

The provision for loan losses for the quarter ended March 31, 2015, was $383,000, an increase of $138,000 compared with the prior year quarter. The increase in the provision was due to an additional specific reserve recorded relating to one large commercial credit relationship, combined with continued growth in commercial lending activities.

First quarter 2015 noninterest income of $865,000 increased $39,000, or 4.7%, compared to the prior year first quarter. The increase in 2015 noninterest income was due primarily to a $50,000 increase in the net gains on sales of securities, and a $25,000 improvement in earnings from bank-owned life insurance, partially offset by lower commissions and fees earned from Pathfinder Risk Management's 51% membership interest in FitzGibbons Agency, LLC., and a reduction in the revenue generated by the company's investment securities activities.

Total noninterest expense for first quarter 2015 was $4.2 million, an increase of $317,000, or 8.1%, in comparison to the prior year quarter. The increase in noninterest expense was due principally to an increase in salary and benefit expenses of $184,000, primarily comprised of personnel costs associated with the staffing of our new downtown Syracuse business banking office, and increased ESOP and deferred compensation plans expenses,  along with a $95,000 increase in building occupancy costs also related to the opening of the Syracuse office in the third quarter 2014.

Balance Sheet at March 31, 2015

Total assets at March 31, 2015 were $606.8 million, up $45.8 million from December 31, 2014. This increase was primarily a result of increased available-for-sale securities and cash and cash equivalents. The growth in the securities portfolio is a result of the need to acquire short-term collateral for the inflow of municipal deposits which typically occurs in the first and third quarters of the year. Also, the Company continues to invest in shorter duration investment securities in anticipation of higher future long-term interest rates. Total loans grew $3.1 million in the first quarter of 2015 reflecting normal seasonal lending demand trends.

Total deposits at March 31, 2015 were $483.2 million, an increase of $67.6 million from December 31, 2014. The increase was driven by substantial municipal inflows related to seasonal tax collections, as well as a 20.4% increase in noninterest-bearing deposits related to business lending relationships.

Asset Quality

First quarter 2015 asset quality metrics remained stable in comparison to recent reporting periods and reflective of the markets where Pathfinder Bank branches are located. The ratio of net loan charge-offs to average loans for first quarter 2015 was 0.28%, down five basis points from 0.33% for first quarter 2014, and up three basis points from 0.25% in fourth quarter 2014. Nonperforming loans to total loans were 1.55% for the first quarter of 2015, down 46 basis points compared to 2.01% in first quarter 2014, and down six basis points from 1.61% for fourth quarter 2014. The allowance for loan losses to non-performing loans for first quarter 2015 was 90.03%, an 18 basis point improvement compared to first quarter 2014 and up five basis points compared to fourth quarter 2014.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (the "Company") is a Maryland corporation headquartered in Oswego, NY. The Company's primary business is its 100% ownership of Pathfinder Bank (the "Bank"). Pathfinder Bank is a New York chartered savings bank with eight full service offices located in Oswego County and northern Onondaga County, as well as a business banking office located in downtown Syracuse, NY. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. In October 2014, the Company completed its conversion from a mutual holding company to full public ownership by selling 2.6 million shares of common stock which raised $26.4 million in gross proceeds.  As of March 13, 2015, there were 4,352,203 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ capital market under the symbol "PBHC." At March 31, 2015, the Company and subsidiaries had total consolidated assets of $606.8 million, total deposits of $483.2 million and shareholders' equity of $69.5 million.

During the first quarter of 2015, the FitzGibbons Agency, LLC., completed its integration of the Huntington Agency of Baldwinsville, New York into the FitzGibbons family of insurance agencies.  This acquisition will provide regional expansion and diversification and additional revenue to the agency.

Forward-Looking Statements
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2015	2014

Condensed Income Statement
Interest and dividend income	$5,086	$4,715
Interest expense	583	695
Net interest income	4,503	4,020
Provision for loan losses	383	245
	4,120	3,775
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	813	821
Net gain on sales of securities,
loans and foreclosed real estate	52	5
Noninterest expense	4,223	3,906
Income before income taxes	762	695
Provision for income taxes	225	176

Net Income	$537	$519
Net Income attributable to noncontrolling interest	$8	$30
Net Income attributable to Pathfinder Bancorp, Inc.	$529	$489

Preferred stock dividends	32	-
Net income available to common shareholders	$497	$489

	For the Periods Ending
	March 31,	December 31,	March 31,
	2015	2014	2014
Selected Balance Sheet Data
Assets	$606,775	$561,024	$525,846
Earning assets	568,199	524,474	489,100
Total loans	390,613	387,538	348,142
Deposits	483,206	415,568	438,352
Borrowed funds	43,000	66,100	33,826
Allowance for loan losses	5,462	5,349	4,999
Junior subordinated debentures	5,155	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	69,548	68,790	43,414

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.28%	0.25%	0.33%
Allowance for loan losses to period end loans	1.40%	1.38%	1.44%
Allowance for loan losses to nonperforming loans	90.03%	85.50%	71.59%
Nonperforming loans to period end loans	1.55%	1.61%	2.01%
Nonperforming assets to total assets	1.08%	1.16%	1.46%

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2015	2014

Key Earnings Ratios
Return on average assets	0.36%	0.38%
Return on average common equity	3.72%	6.46%
Return on average equity	3.03%	4.52%
Net interest margin	3.28%	3.38%

Share and Per Share Data
Basic weighted average shares outstanding*	4,113,889	4,166,480
Basic earnings per share*	$0.12	$0.12
Diluted weighted average shares outstanding*	4,169,706	4,202,743
Diluted earnings per share*	$0.12	$0.12
Cash dividends per share	$0.03	$0.03
Book value per common share at March 31, 2015 and 2014	12.99	11.60
Tangible book value per common share at March 31, 2015 and 2014	11.90	9.86

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Historical basic and diluted earnings per share and average weighted shares outstanding have been adjusted by the exchange ratio of 1.6472 used in the Conversion and Offering that occurred on October 16, 2014.
Book value per common share at March 31, 2014 was not adjusted by the exchange ratio.
Weighted average shares outstanding do not include unallocated ESOP shares.